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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            NU-WEST INDUSTRIES, INC.

     Nu-West Industries, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation adopted resolutions on September 14, 1994 proposing and declaring advisable the following amendments to the Restated Certificate of Incorporation and directing that the amendments proposed be considered by the stockholders of the Corporation:

         RESOLVED, that Section 1 of Article IV of the Corporation's Restated Certificate of Incorporation be amended to read in its entirety as follows:

         Section 1. The total number of all classes of capital stock which the Corporation is authorized to issue (hereinafter collectively referred to as the "Capital Stock") is 17,476,667 shares, of which: (i) 290,000 shares shall be Class A Preferred Stock, $100 par value per share (hereinafter referred to as the "Class A Preferred Stock"); (ii) 20,000 shares shall be Class B Preferred Stock, $100 par value per share (hereinafter referred to as the "Class B Preferred Stock"); (iii) 500,000 shares shall be Serial Preferred Stock, $1.00 par value per share (hereinafter referred to as the "Serial Preferred Stock"); (iv) 14,666,667 shares shall be voting common stock, $0.01 par value per share (hereinafter referred to as the "Voting Common Stock"); and (v) 2,000,000 shares shall be non-voting common stock, $0.01 par value per share (hereinafter referred to as the "Non-Voting Common Stock," and together with the Voting Common Stock is referred to as "Common Stock").


         RESOLVED, that paragraph 4(A) of Section 2 of Article IV of the Corporation's Restated Certificate of Incorporation be amended to read in its entirety as follows:

         (A) The authorized number of shares of all classes of Common Stock shall be 16,666,667, of which 14,666,667 shares will be Voting Common Stock and 2,000,000 shares will be Non-Voting Common Stock. On the effective date of the Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation with respect hereto, every six shares of the Corporation's Common Stock outstanding immediately prior to such time shall, without any action on the part of the respective holders thereof, be reclassified into one share of Common Stock.


     SECOND: That the amendments referred to herein were duly authorized by the vote of a majority of the outstanding stock entitled to vote thereon at the meeting of the stockholders held on November 15, 1994.

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     THIRD:  That the aforesaid amendments have been duly adopted in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.

     FOURTH: That this Certificate of Amendment of the Restated Certificate of Incorporation has been executed and acknowledged and shall be filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware, and shall be effective at the close of business on December 9, 1994.


     IN WITNESS WHEREOF, Nu-West Industries, Inc. has caused this Certificate to be signed by its Executive Vice President and attested by its Secretary, this 6th day of December, 1994.



                                     NU-WEST INDUSTRIES, INC.



                                     By: __________________________
                                           H. Alan Dahlbach
                                           Executive Vice President



ATTEST:



_____________________________________
Steven W. Gampp
Vice President, Secretary & Treasurer

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